Exhibit 10.8

Lightspace Corporation

125 CambridgePark Drive

Cambridge, MA 02140

April 21, 2006

Andrew Kennedy Lang

387 Concord Ave.

Cambridge, MA 02140

Dear Ken,

                Re:          Separation Agreement

This letter agreement (this “Agreement”) confirms the terms of the termination of your employment with the Lightspace Corporation (the “Company”) and your separation agreement with the Company.

The Company and you have agreed as follows:

                1.             Termination of Employment; Benefits.  This Agreement confirms that your employment with the Company has been terminated without cause effective as of March 31, 2006 (the “Termination Date”).  Your employer-sponsored health insurance coverage, disability and life insurance were terminated as of the Termination Date.

                2.             Board of Directors. You hereby resign from your position as an officer and member of the board of directors of the Company, effective immediately.  The Company will pay completely amounts due on credit cards guaranteed by you and terminate such cards.  The Company acknowledges that, as a former officer and director of the Company, you shall be entitled to indemnification from the Company to the fullest extent permitted by the Company’s by-laws, as amended from time to time, and Delaware law.

3.             Final Payments and Severance Pay.    The Company will make the following payments in connection with your separation from employment and, subject to your execution of this Agreement, the severance payment and advance payment for consulting services described below:

                (a)           $21,750 (subject to statutory deductions and withholdings), which you acknowledge is the value of your accrued but unpaid wages and your accrued but unused vacation through the Termination Date, and which you acknowledge was paid to you on the Termination Date;

                (b)           reimbursement of your expenses in the aggregate amount of $47,636.11, payable to you immediately upon the execution of this Agreement;

                (c)           severance amount equal to $10,000 (the “Severance”), payable to you as soon as the Administaff payroll system permits and upon the execution of this Agreement; and

(d)           a gross payment of $20,000 payable to you immediately upon the execution of this Agreement, which represents an advance payment for up to 100 hours of your post-employment consulting work as further described in Section 6.  For all consulting hours worked in excess of 100 hours, the Company will pay you at the rate of $200 per hour.

You also acknowledge that you will be given notice under separate cover of your right to elect to receive, at your own expense, continuation coverage in the Company’s group health care plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

You agree that the arrangements set forth in this Paragraph 3 shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become due and owing to you for services rendered by you during your term of employment with the Company or otherwise in respect of your membership on the Company’s Board of Directors, including without limitation, all wages at any time due and owing, expenses, vacation time, sick time, paid time off, paid leaves of absence, severance, bonus, retirement plans, pension plans or deferred compensation plans.

4.             Return of Company Materials.  You will, at the Company’s request, promptly return to the Company all equipment and property (in any form, media, electronic format or otherwise) provided by the Company to you in connection with the performance of your duties as an employee, officer and/or director of the Company. Notwithstanding the foregoing, the Company agrees that you may retain such information as may be necessary for you to perform your duties as a consultant pursuant to Section 6 of this Agreement and, further, that you may continue to use the laptop computer that was provided to you during your employment with the Company until the earlier to occur of (i) the end of the consulting period, or (ii) the conclusion of the lease period of the laptop.

                5.             Continuation of Certain Agreements.  You acknowledge and agree that the Arbitration Agreement between yourself and the Company attached hereto as Exhibit A and the Proprietary Information and Inventions Agreement between yourself and the Company attached hereto as Exhibit B each remain in full force and effect in accordance with their terms and are hereby incorporated by reference into this Agreement and are made a part hereof.  You agree to comply with each such agreement and understand that a breach of any of your obligations under such agreements shall be considered a material breach of this Agreement.

                6.             Consulting Services.  The Company hereby agrees to retain you, and you hereby agree to perform for the Company, certain consulting services as reasonably requested by the Company from time to time, including, without limitation, answering informational questions the Company may have about its business, records, past transactions and other matters, assisting the Company to transfer business knowledge and to transition to other persons the tasks for which you have been responsible during your employment with the Company, and advising the Company with respect to all matters arising during, or related to, your employment, including but not limited to matters in connection with any patent prosecution, litigation or similar process, governmental investigation, litigation or regulatory or other proceeding which may arise following the date of this Agreement (the “Consulting Services”).   The Consulting Services shall be performed at times and locations that are mutually acceptable to you and the Company.  Subject to your execution of this Agreement, the Company shall pay you a gross lump sum payment of $20,000 as an advance for the first 100 hours of Consulting Services.  After you have performed 100 hours of consulting services, the Company shall pay you at the rate of $200 per hour for each hour of Consulting Services requested in advance by the Company.  You agree to submit invoices to the Company on a semi-monthly basis.  The Company agrees to pay all invoices on the first regularly scheduled payroll immediately following the Company’s receipt of your invoice.  The Company agrees that if it fails to timely pay any invoice, the amount due for each such invoice shall accrued interest at the rate of eight percent (8%) on an annual basis.  Following the completion of the first 100 hours of Consulting Services, the consulting arrangement may be terminated by either party upon ten (10) days prior written notice.  You acknowledge and agree that any breach of your obligations to provide the first 100 hours of Consulting Services under this Paragraph 6 shall be considered a material breach of this Agreement

                7.             Release.  In consideration of the foregoing provisions in this Agreement, you hereby irrevocably and forever fully release, discharge and acquit the Company and Administaff Companies II, L.P. (“Administaff”) and all of their respective officers, directors, shareholders, general partners, agents, employees, servants, investors, attorneys, legal representatives, lenders, underwriters, insurers, predecessor and successor companies, assigns and all persons, natural or corporate, in privity with it or any of them (collectively, the “Released Parties”) from any and all claims, demands, actions, causes of action, damages, costs, suits, proceedings, obligations, debts, losses, sums of money, accounts, bills, reckonings, covenants, contracts, liabilities, and controversies of any kind whatsoever, known or unknown, present or future, suspected or unsuspected, at law or in equity, which you may now have or hold, or may have had, or held at any time, that relate or arise from your employment with the Company, including, but not limited to, (a) any claims arising out of your employment, including without limitation, claims based upon race, national origin, gender, age, sexual orientation or handicap discrimination; or (b) any alleged violation of: the Age Discrimination in Employment Act of 1967; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act, as amended; the Americans With Disabilities Act; any other federal, state or local civil or human rights law; any other local, state or federal law, regulation or ordinance; or any public policy, contract, tort, or common law (collectively, the “Released Claims”).  Notwithstanding the foregoing, this Paragraph 7 shall not release the Company from (i) the Company’s obligations and agreements set forth in this Agreement, (ii) its obligations under the Amended and Restated Securityholder Debt and Equity Conversion and Exchange Agreement, dated February 9, 2006 (the “Exchange Agreement”), (iii) the Company’s obligations under the Contingent Note which may be issued by the Company to you pursuant to the Exchange Agreement, a copy of which is attached hereto as Exhibit C (“Contingent Note”) or (iv) the Company’s obligations to indemnify you in accordance with the Company’s bylaws for acts arising prior to the date hereof.  The Company acknowledges that you shall remain a holder of certain of the Company’s common stock, debt and warrants (subject to the Exchange Agreement) and that nothing in this release shall limit your rights and interests in connection with such securities, debts or warrants or release the Company with respect to its obligations in respect thereof.

You acknowledge that this Release is made for the benefit of all of the Released Parties, and that any Released Party shall have the right and benefit to enforce its rights under this Release against you.

                Furthermore, you agree that you will not sue the Company, Administaff or any of the other Released Parties regarding any matter released in the foregoing Release. You further represent and warrant that (i) you are the only person who is entitled to assert any of the Released Claims; (ii)  you have not assigned to any person any of your rights to any of the Released Claims; and (iii) you have right to enter into this Agreement and to the Release contemplated hereby.

You acknowledge and agree that any attempt to circumvent your release or failure to perform your other obligations under this Paragraph 7 shall be considered a material breach of this Agreement.

8.             Confidentiality; Mutual Non-Disparagement.

                (a)           The terms and conditions of this Agreement, and the actions contemplated hereby, shall be confidential and shall not be disclosed by either party to any third person, except in the Company’s case, (i) as required in connection with the planned registration of an offering of securities of the Company or (ii) pursuant to a written confidentiality agreement with such third person.

                (b)           The Company agrees that the Released Parties will not, directly or indirectly, disparage you or do or say anything that will otherwise harm your personal or professional reputation.  You agree that you will continue to use your best efforts to support and promote the interests and reputation of the Company in the community, that you will not, directly or indirectly, disparage the Company or any of the people, products or organizations associated with the Company, including without limitation, its employees, directors, representatives,  legal representatives, advisors, consultants, shareholders, investors or underwriters, and that you will not, directly or indirectly, otherwise do or say anything to intentionally disrupt the morale of the employees of the Company or otherwise harm the Company’s business or reputation.  Nothing herein shall preclude you or the Company, however, from responding truthfully as required by lawful process, summons or subpoena or otherwise as required by law.  You acknowledge and agree that any breach of either Party’s obligations under this Paragraph 8 shall be considered a material breach of this Agreement.

9.             Miscellaneous.

                                (a)           You represent and acknowledge that: (i) you have adequate information regarding all matters encompassed by this Agreement to make an informed and knowledgeable decision regarding the decision to enter into this Agreement; (ii) you have had the opportunity to obtain advice of your own counsel to review and evaluate the terms of this Agreement and the arrangements set forth herein, and (ii) you have not relied upon the advice of the Company or any of its directors, officers, advisors, shareholders or legal representatives in connection with this Agreement.  Accordingly, this Agreement shall be considered to be jointly drafted by both parties hereto and shall not be construed against either party.

                                (b)           Each party agrees to execute all documents and take all such further action as may be necessary to evidence and effect this Agreement and any other documents referenced herein.

                                (c)           This Agreement constitutes the parties’ entire agreement with respect to the matters covered herein.  All prior and contemporaneous conversations, negotiations, proposals, representations, covenants, and warranties with respect to the subject matter of this Agreement, whether oral or written, are merged herein and superseded by this Agreement.  Neither party is relying on any statement, representation or understanding not contained herein.  This Agreement may be amended only by a written instrument which is signed by both parties hereto and which specifically states that it is an amendment to this Agreement.  No waiver of any right hereunder shall be valid unless in a writing signed by the waiving party.  No failure or other delay by any party exercising any right, power, or privilege hereunder shall be or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

                                (d)           This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions.  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be commenced and maintained in any state or federal court located in Suffolk County in the Commonwealth of Massachusetts, and both parties hereby submit to the exclusive jurisdiction and venue of any such court.

                                (e)           This Agreement may be executed by the parties in counterparts (and may be executed by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures transmitted by fax or email (via .pdf or similar format) shall constitute original signatures for the purposes of this Agreement.

If the terms of this Agreement are acceptable to you, please countersign this Agreement below where indicated and return it to the Company, to the attention of Gary Florindo, Chief Executive Officer.

LIGHTSPACE CORPORATION

By:	/s/ Gary Florindo
Name: Gary Florindo
Title: CEO

ACCEPTED AND AGREED:

/s/ Andrew Kennedy Lang
Andrew Kennedy Lang

Date: 4-21-06

EXHIBIT A

ARBITRATION AGREEMENT

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT C

CONTINGENT NOTE